Exhibit 10.2

INTERIM SERVICES AGREEMENT

BY AND AMONG

ASTRONICS CORPORATION

MOD-PAC CORP.

AND

LUMINESCENT SYSTEMS, INC.

As of December 7, 2002

INTERIM SERVICES AGREEMENT

                THIS INTERIM SERVICES AGREEMENT (this "Agreement"), dated as of December 7, 2002 (the "Effective Date"), by and among ASTRONICS CORPORATION, a New York corporation ("Astronics"), MOD-PAC CORP., a New York corporation ("MOD-PAC"), and LUMINESCENT SYSTEMS, INC., a New York corporation ("LSI").

RECITALS

                WHEREAS, MOD-PAC and LSI are wholly-owned subsidiaries of Astronics;

                WHEREAS, the respective Boards of Directors of Astronics and MOD-PAC have approved and deemed advisable the separation of the MOD-PAC Business from Astronics;

                WHEREAS, in order to effectuate the foregoing, Astronics and MOD-PAC have entered into a Separation and Distribution Agreement, dated as of the date hereof, 2002 (the "Distribution Agreement"), which provides, among other things, subject to the terms and conditions thereof, for the Separation, Distribution and the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing;

                WHEREAS, in connection with the Separation and Distribution, Astronics has agreed to provide certain services and support to MOD-PAC and LSI for an interim period in accordance with the terms and conditions set forth herein in order to facilitate the foregoing and provide for an orderly and swift transition; and

                WHEREAS, capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I hereof or in the Distribution Agreement.

                NOW, THEREFORE, in consideration of the premises and for other good and valid consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I.

DEFINITIONS

        Section 1.1 Definitions Incorporated by Reference.

                Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Distribution Agreement.

        Section 1.2 Defined Terms.

                For the purposes of this Agreement, in addition to the words and phrases that are defined throughout the body of this Agreement, the following words and phrases shall have the following meanings:

                "Additional Services" shall have the meaning set forth in Section 2.1(b).

                "Change Notice" shall have the meaning set forth in Section 2.4(c).

                "Event of Default" shall mean any of the following events with respect to a party hereto:

(i) if such party shall fail to pay, within ten (10) days of the due date thereof, any payment for Services due hereunder this Note, without the requirement of or benefit of any further notice or grace periods of any kind;

(ii) if such party shall default in the performance of any other covenant, agreement or obligation hereunder and such default shall continue for a period of twenty (20) days after such party's receipt of written notice thereof from the other party hereto;

(iii) if such party shall become insolvent or bankrupt or file a voluntary petition under any provision of any bankruptcy laws; or bankruptcy proceedings in any form shall be instituted against such party and shall be consented to or remain undismissed for sixty (60) days; or

(iv) if such party shall default beyond any applicable grace period in the performance of any agreement, covenant, obligation or condition contained in the Distribution Agreement or in any of the Ancillary Agreements.

                "Expiration Date" shall mean December 31, 2004.

                "Impracticable' (and words of similar import) shall have the meaning set forth in Section 2.5(b).

                "Initial Services" shall have the meaning set forth in Section 2.1(a).

                "Mod-Pac Services" shall have the meaning set forth in Section 2.1(d).

                "Providing Company" shall mean, except as otherwise provided herein, with respect to any particular Service, Astronics.

                "Receiving Company" shall mean, with respect to any particular Service, MOD-PAC or LSI, respectively, as identified on Exhibit A as the party to receive such Service.

                "Sales" shall mean (i) with respect to MOD-PAC, its net sales as reported on its Quarterly Report on Form 10-Q for the applicable quarter as filed with the Securities and Exchange Commission and (ii) with respect to LSI, the consolidated net sales of Astronics as reported on Astronics' Quarterly Report on Form 10-Q for the applicable quarter as filed with the Securities and Exchange Commission.

                "Service" shall have the meaning set forth in Section 2.1(b).

ARTICLE II.

SERVICES

        Section 2.1 Services.

                (a) Initial Services. Except as otherwise provided herein, for the term determined pursuant to Section 2.2 hereof, Providing Company shall provide or cause to be provided to Receiving Company the "Initial Services" set forth in Exhibit A. With respect to each Initial Service set forth therein, Exhibit A sets forth (i) the Receiving Company, (ii) a description of such Initial Service, (iii) the time period during which the Initial Service will be provided, (iv) the charge, if any, for the Initial Service and (v) any other terms applicable thereto.

                (b) Additional Services.

(i) From time to time after the Distribution Date, the parties may identify additional services that Providing Company will provide to Receiving Company in accordance with the terms of this Agreement (the "Additional Services" and, together with the Initial Services, the "Services"). The parties shall amend Exhibit A from time to time to incorporate each Additional Service, setting forth the identity of Providing Company and Receiving Company, a description of the Service, the time period during which the Service will be provided, the charge, if any, for the Service and any other terms applicable thereto. Except as set forth in Section 2.1(b)(ii), the parties may, but shall not be required to, agree on Additional Services during the term of this Agreement.

(ii) Except as set forth in the next sentence, Providing Company shall be obligated to perform, at charges established pursuant to Section 2.3(b), any Additional Service that: (A) it provided to Receiving Company immediately prior to the Effective Date and that Receiving Company reasonably believes was inadvertently or unintentionally omitted from the list of Initial Services or (B) is essential to effectuate an orderly transition under the Distribution Agreement, unless such performance would significantly disrupt Providing Company's operations. If Providing Company reasonably believes the performance of Additional Services required under (A) or (B) of the immediate preceding sentence would significantly disrupt its operations, Providing Company and Receiving Company shall negotiate in good faith to establish terms under which Providing Company can provide such Additional Services, but Providing Company shall not be obligated to provide such Additional Services if, following such good faith negotiation, it is unable to reach agreement on such terms.

                (c) Services Performed by Others. At its option, Providing Company may cause any Service it is required to provide hereunder to be provided by another member of its Group or by any other Person that is providing, or may from time to time provide, the same or similar services for Providing Company. Providing Company shall remain responsible, in accordance with the terms of this Agreement, for performance of any Service it causes to be so provided.

                (d) MOD-PAC Services. For the term determined pursuant to Section 2.2 hereof, MOD-PAC shall lease to Astronics approximately 1500 square feet of office space at 1801 Elmwood Avenue, Buffalo, New York for a monthly rental amount of $850.

        Section 2.2 Term.

                The term of this Agreement shall commence on the Effective Date and shall remain in effect through the Expiration Date, unless earlier terminated in accordance with Section 2.7. Services shall be provided up to and including the date set forth in Exhibit A, subject to earlier termination as provided herein.

        Section 2.3 Charges and Cost Allocation; Payment.

                (a) Charges for Initial Services. Receiving Company shall pay Providing Company the charges, if any, set forth in Section 2.3(c). The parties intend for these charges to allow Providing Company to recover the fully allocated direct costs of providing such Initial Services, plus all out-of-pocket, third party costs, charges or expenses, but without any profit. Where the number of employees assigned by each party to jointly support a Service is in proportion to the parties' historical or expected use of such Service, and each party is responsible for the costs and expenses of its employees so assigned, recovery shall be limited to other direct costs.

                (b) Charges for Additional Services. Receiving Company shall pay Providing Company the charges, if any, set forth in Exhibit A for each of the Additional Services listed therein. Charges, if any, for Additional Services, including those required by Section 2.1(b)(ii), shall be determined according to methods in use prior to the Effective Date or such other method as may be mutually agreed that ensures that Providing Company recovers costs and expenses, but without any profit, in accordance with Section 2.3(a). Notwithstanding the foregoing, however, the agreement of a party to provide or receive any Additional Service that is not required pursuant to Section 2.1(b)(ii) at any given rate or charge shall be at the sole discretion of such party.

                (c) Allocation of Costs; Payment Terms. Prior to the beginning of each calendar quarter of the term of this Agreement, MOD-PAC and LSI shall determine the nature of the Services required for such quarter and the budgeted cost therefor. On the first day of each month of such quarter, each of MOD-PAC and LSI respectively shall pay to Astronics one-third (1/3) of its respective share of such budgeted amount based upon their respective Sales for the prior quarter. Thirty (30) days after the end of such quarter, Astronics shall determine the actual costs of such Services and shall allocate such costs between MOD-PAC and LSI based upon their respective Sales for such quarter. To the extent the budgeted cost paid by MOD-PAC or LSI, as the case may be, for such Services is greater than the actual cost, Astronics shall pay such excess to MOD-PAC or LSI, as the case may be, their respective share of such excess. To the extent the actual charge for such Services is greater than the budgeted amount, each of MOD-PAC and LSI shall pay to Astronics their respective share of such shortfall. Within thirty (30) days of the end of each quarter, Astronics shall deliver to MOD-PAC and LSI an invoice setting forth in reasonable detail the Services provided for such quarter, the cost therefor and the calculation of the allocated cost between MOD-PAC and LSI. All payments hereunder, whether from Astronics to MOD-PAC and LSI, or from MOD-PAC and LSI to Astronics, shall be made within thirty (30) days of receipt of invoice. Late payments shall bear interest at the rate of seven percent (7%) per annum. Notwithstanding anything to the contrary contained herein, the services of Kevin T. Keane shall not be deemed to be a Service hereunder, and his compensation as Chairman of the Board of MOD-PAC and Astronics shall not be allocated pursuant to the provisions of this Section 2.3(c), but rather shall be paid directly by MOD-PAC and Astronics directly.

                (e) Performance under Ancillary Agreements. Notwithstanding anything to the contrary contained herein, MOD-PAC shall not be charged under this Agreement for any services that are specifically required to be performed by Providing Company under the Distribution Agreement or any other Ancillary Agreement, and any such services shall be performed and charged for in accordance with the terms of the Distribution Agreement or such other Ancillary Agreement.

                (f) Records. As needed from time to time during the period during which Services are provided, and upon termination of the provision of any Services, the parties agree to provide each other with records (in any format, electronic or otherwise) related to the provision of Services under this Agreement to the extent that (i) such records exist in the ordinary course, (ii) do not involve the incurrence of any material expenses and (iii) are reasonably necessary by any party to comply with its obligations hereunder or under applicable law.

        Section 2.4 General Obligations; Standard of Care.

                (a) Performance Standards: Providing Company. Subject to Section 2.5(c), Providing Company shall maintain sufficient resources to perform its obligations hereunder in accordance with the specific performance standards set forth in Exhibit A. Where no specific performance standards are set forth in Exhibit A with respect to a Service, Providing Company shall use reasonable efforts to provide such Service in accordance with the policies, procedures and practices in effect before the date hereof in providing such Service to Receiving Company, and shall exercise the same care and skill as it exercises in performing similar services for itself.

                (b) Performance Standards: Receiving Company. Specific performance standards for Receiving Company in connection with any Service may be set forth in Exhibit A. Where no specific performance standards are set forth in Exhibit A with respect to such Service, Receiving Company shall use reasonable efforts in connection with receiving Services, to follow the policies, procedures and practices in effect before the date hereof including providing information and documentation sufficient for Providing Company to perform the Services as they were performed for Receiving Company before the date hereof and making available, as reasonably requested by Providing Company, sufficient resources and timely decisions, approvals and acceptances in order that Providing Company may accomplish its obligations hereunder in a timely manner.

                (c) Transitional Nature of Services; Changes. The parties acknowledge the transitional nature of the Services and that Providing Company may make changes from time to time in the manner of performing the Services if Providing Company is making similar changes in performing similar services for members of its own Group and if Providing Company furnishes to Receiving Company thirty (30) days prior written notice (a "Change Notice") respecting such changes.

                (d) Responsibility for Errors; Delays. The sole responsibility of Providing Company to Receiving Company:

(i) for errors or omissions in providing Services, shall be to furnish correct information, payment and/or adjustment in the Services, at no additional cost or expense to Receiving Company; provided, however, Receiving Company must promptly advise Providing Company of any such error or omission of which it becomes aware after having used reasonable efforts to detect any such errors or omissions in accordance with the standard of care set forth in Section 2.4(b); and

(ii) for failure to deliver any Service because of Impracticability, shall be to use reasonable efforts, subject to Section 2.5(c), to make the Services available and/or to resume performing the Services as promptly as reasonably practicable.

                (e) Good Faith Cooperation; Consents. The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, providing electronic access to systems used in connection with Services, performing true-ups and adjustments and obtaining all consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations hereunder. The costs of obtaining such consents, licenses, sublicenses or approvals shall be allocated in accordance with Section 2.3(a). The parties will maintain documentation supporting the information contained in Exhibit A and cooperate with each other in making such information available as needed in the event of a federal, state or local tax audit.

                (f) Alternatives. If Providing Company reasonably believes it is unable to provide any Service because of a failure to obtain necessary consents, licenses, sublicenses or approvals pursuant to Section 2.4(e) or because of Impracticability, the parties shall cooperate to determine the best alternative approach. Until such alternative approach is found or the problem otherwise resolved to the satisfaction of the parties, Providing Company shall use reasonable efforts, subject to Sections 2.5(b) and 2.5(c), to continue providing the Service.

        Section 2.5 Certain Limitations.

                (a) Service Boundaries. Except as provided in Exhibit A for a specific Service: (i) Providing Company shall be required to provide the Services only to the extent and only at the locations such Services are being provided by Providing Company for the members of Receiving Company's Group immediately prior to the Effective Date; and (ii) the Services will be available only for purposes of conducting the business of Receiving Company substantially in the manner it was conducted prior to the Effective Date.

                (b) Impracticability. Providing Company shall not be required to provide any Service to the extent the performance of such Service becomes "Impracticable" as a result of a cause or causes outside the reasonable control of Providing Company including unfeasible technological requirements, or to the extent the performance of such Services would require Providing Company to violate any applicable laws, rules or regulations or would result in the breach of any software license or other applicable contract.

                (c) Additional Resources. Except as provided in Exhibit A for a specific Service, in providing the Services, Providing Company shall not be obligated to: (i) hire any additional employees; (ii) maintain the employment of any specific employee; (iii) purchase, lease or license any additional equipment or software; or (iv) pay any costs related to the transfer or conversion of Receiving Company's data to Receiving Company or any alternate supplier of Services.

                (d) No Sale, Transfer, Assignment. Receiving Company may not sell, transfer, assign or otherwise use the Services provided hereunder, in whole or in part, for the benefit of any Person other than a member of Receiving Company's Group.

        Section 2.6 Confidentiality.

                Providing Company and Receiving Company agree that all Information regarding the Services, including, but not limited to, price, costs, methods of operation, and software, shall be maintained in confidence and shall be subject to Article VII of the Distribution Agreement, relating to preservation and exchange of information and protection of Proprietary Information.

        Section 2.7 Termination.

                (a) Receiving Company Termination. Receiving Company may terminate this Agreement either with respect to all, or with respect to any one or more, of the Services provided hereunder:

(i) at any time and from time to time, for any reason or no reason, by delivering written notice to Providing Company at least sixty (60) days prior to the date of such termination as specified in such notice;

(ii) upon the occurrence and during the continuance of an Event of Default with respect to Providing Company, by delivering written notice thereof to the Providing Company, whereupon such termination shall be effective as of the date specified in such notice; or

(iii) upon its receipt of a Change Notice, by delivering written notice to the Providing Company within thirty (30) days of its receipt of such Change Notice; provided, however, that such termination may only be in respect of the Services affected by such Change Notice.

                In the case of any termination by Receiving Company, Receiving Company shall compensate Providing Company for the charges due and owing to Providing Company in performing such Service(s) so terminated up to the date of termination.

                (b) Providing Company Termination. Providing Company may terminate this Agreement either with respect to all, or with respect to any one or more, of the Services provided hereunder, upon the occurrence and during the continuance of an Event of Default with respect to Receiving Company, by delivering written notice thereof to Providing Company, whereupon such termination shall be effective as of the date specified in such notice.

                (c) Termination of Less Than All Services. In the event of any termination with respect to one or more, but less than all, Services, this Agreement shall continue in full force and effect with respect to any Services not terminated hereby.

                (d) User Identification Numbers, Passwords. The parties shall use good faith efforts at the termination or expiration of this Agreement or any applicable specific Service, to ensure that all user identification numbers and passwords are canceled and that any data pertaining solely to Receiving Company is deleted or removed from the systems of Providing Company.

        Section 2.8 Disclaimer of Warranties, Limitation of Liability and Indemnification.

                (a) Disclaimer of Warranties. PROVIDING COMPANY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES. PROVIDING COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY, SUITABILITY OR ADEQUACY OF THE SERVICES FOR ANY PURPOSE OR USE.

                (b) Limitation of Liability; Indemnification of Receiving Company. Providing Company shall have no Liability to Receiving Company with respect to its furnishing any of the Services hereunder except for Liabilities arising out of the willful misconduct or gross negligence occurring after the Effective Date of Providing Company or any member of Providing Company's Group. Providing Company will indemnify, defend and hold harmless Receiving Company Indemnitees in respect of all Liabilities related to, arising from, asserted against or associated with such willful misconduct or gross negligence. Such indemnification obligation shall be a Liability of Providing Company for purposes of the Distribution Agreement and the provisions of Article IV thereof with respect to indemnification shall govern with respect thereto. In no event shall Providing Company or any member of Providing Company's Group have any Liability for any incidental, indirect, special or consequential damages, whether or not caused by or resulting from negligence or breach of obligations hereunder and whether or not informed of the possibility of the existence of such damages.

                (c) Limitation of Liability; Indemnification of Providing Company. Receiving Company shall indemnify and hold harmless Providing Company's Indemnitees in respect of all Liabilities related to, arising from asserted against or associated with Providing Company furnishing or failing to furnish the Services provided for in this Agreement, other than Liabilities arising out of the willful misconduct or gross negligence following the Effective Date of Providing Company or any member of Providing Company's Group. The provisions of this indemnity shall apply only to losses which relate directly to the provision of Services. Such indemnification obligation shall be a Liability of Receiving Company for purposes of the Distribution Agreement and the provisions of Article IV thereof with respect to indemnification shall govern with respect thereto. In no event shall Receiving Company or any member of Receiving Company's Group have Liability for any incidental, indirect, special or consequential damages, whether or not caused by or resulting from negligence or breach or obligations hereunder and whether or not informed of the possibility of the existence of such damages.

                (d) Subrogation of Rights Vis-À-Vis Third Party Contractors. In the event any Liability arises from the performance of Services hereunder by a third party contractor, Receiving Company shall be subrogated to such rights, if any, as Providing Company may have against such third party contractor with respect to the Services provided by such third party contractor to or on behalf of Receiving Company.

ARTICLE III.

MISCELLANEOUS

        Section 3.1 Taxes.

                Receiving Company shall bear all sales, use and other taxes, duties and other similar charges (and any related interest and penalties), imposed as a result of its receipt of Services under this Agreement, including any tax which Receiving Company is required to withhold or deduct from payments to Providing Company except (a) any tax allowable as a credit against the federal income tax of Providing Company and (b) any federal, state or local income tax imposed upon Providing Company.

        Section 3.2 Law and Governmental Regulations.

                Receiving Company shall be responsible for (a) compliance with all laws and governmental regulations affecting its business and (b) any use Receiving Company may make of the Services to assist it in complying with such laws and governmental regulations. While Providing Company shall not have any responsibility for Receiving Company's compliance with the laws and regulations referred to above, Providing Company agrees to use reasonable efforts, subject to Section 2.5(c), to (i) provide the Services in a manner that complies with applicable laws and regulations and (ii) cause the Services to be designated in such manner that such Services shall be able to assist Receiving Company in complying with applicable legal and regulatory responsibilities. Providing Company's charge, if any, for such Service may reflect its efforts under this Section 3.2. In no event, however, shall Receiving Company rely solely on its use of the Services in complying with any laws and governmental regulations.

        Section 3.3 Relationship of Parties.

                Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship of independent contractor nor be deemed to vest any rights, interest or claims in any third parties.

        Section 3.4 Incorporation of Provisions of the Distribution Agreement.

                The following provisions of the Distribution Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if they are fully set forth herein (references in paragraphs (a) through (d) below to "Article" shall mean Articles of the Distribution Agreement, and except as expressly set forth below, references in the material incorporated herein by reference shall be references to the Distribution Agreement):

                (a) Article IV, relating to mutual releases and indemnification, including procedures;

                (b) Article VII, relating to preservation and exchange of information and protection of proprietary information;

                (c) Article VIII, relating to dispute resolution; and

                (d) Article XI, miscellaneous provisions.

        Section 3.5 Expenses.

                Except as expressly set forth herein (including in Exhibit A) or in the Distribution Agreement or another Ancillary Agreement, whether or not the Distribution is consummated, all legal and other costs and expenses incurred in connection with this Agreement will be paid by Astronics (in the case of costs or expenses incurred by Astronics or any other member of the Astronics Group) or MOD-PAC (in the case of costs or expenses incurred by MOD-PAC or any other member of the MOD-PAC Group).

        Section 3.6 References.

                Unless the context clearly indicates otherwise:

                (a) all references to Sections, Articles, Exhibits or Schedules contained herein mean Sections, Articles, Exhibits or Schedules of or to this Agreement, as the case may be;

                (b) when a reference is made in this Agreement to a "party" or "parties", such reference shall be to a party or parties to this Agreement;

                (c) whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation";

                (d) the use of the singular herein shall be deemed to be or include the plural (and vice versa) whenever appropriate;

                (e) the use of the words "hereof", "herein", "hereunder", and words of similar import shall refer to this entire Agreement, and not to any particular article, section, subsection, clause, paragraph or other subdivision of this Agreement;

                (f) the word "or" shall not be exclusive; and

                (g) the phrase "may not" is prohibitive and not permissive.

        Section 3.7 Modification and Amendment.

                This Agreement may not be modified or amended, or any provision waived, except in the manner set forth in the Distribution Agreement.

        Section 3.8 Inconsistency.

                In the event of any inconsistency between the terms of this Agreement and Exhibit A, the terms of this Agreement shall control.

                IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

ASTRONICS CORPORATION

By: /s/ Kevin T. Kean
Name:  Kevin T. Keane
Title:     CEO

               MOD-PAC CORP.

By: /s/ Daniel G. Keane
Name: Daniel G. Keane
Title:    President

LUMINESCENT SYSTEMS, INC.

By: /s/ Peter J. Gunderman
Name: Peter J. Gunderman
Title:    President

EXHIBIT A

SERVICES

1.         (a)     Receiving Company: MOD-PAC and LSI

            (b)     Description: All services currently performed by Astronics corporate group which includes payroll processing, general ledger preparation, financial reporting, training operations, shareholder relations, risk management and benefits administration.

            (c)     Term: 24 months, subject to cancellation as provided herein.